EXHIBIT 99.1

HMS Holdings Corp. Reports Third Quarter 2017 Results

  GAAP EPS of $0.07 Per Diluted Share
  Adjusted EPS of $0.19 Per Diluted Share
  Total Quarterly Revenue of $125.7 Million, Including Commercial Revenue of $67.6 Million
  Full-Year Outlook Revised
  Board Authorizes New $50 Million Share Repurchase Program

IRVING, Texas, Nov. 03, 2017 (GLOBE NEWSWIRE) -- HMS Holdings Corp. (NASDAQ:HMSY) today announced financial results for the third quarter of 2017. Net income for the quarter ended September 30, 2017 was $6.4 million or $0.07 per diluted share, compared to net income of $14.0 million or $0.17 per diluted share in the prior year third quarter and $6.5 million or $0.08 per diluted share in the second quarter of 2017. Net income in the prior year third quarter included approximately $7.3 million or $0.08 per diluted share, recorded in the quarter, for certain tax credits and deductions relating to prior periods. Adjusted EPS in the third quarter was $0.19 per diluted share, compared to adjusted EPS of $0.24 per diluted share in the prior year third quarter and adjusted EPS of $0.16 per diluted share in the second quarter of 2017. Adjusted EPS in the prior year third quarter included a $0.07 per diluted share tax benefit of approximately $6.2 million recorded in the prior year quarter for certain tax credits and deductions relating to prior open periods. Total revenue in the third quarter was $125.7 million, compared to total revenue of $122.9 million in the prior year third quarter and $133.3 million in the second quarter of 2017.

“Sales of our heritage coordination of benefits and payment integrity solutions have been robust in recent quarters, creating an implementation backlog which bodes well for future revenue growth. We have made investments throughout 2017 in people, technology, big data and process improvements – with a particular focus on re-engineering the implementation process - which we expected would accelerate revenue generation immediately and in future quarters. We simply did not see the anticipated short-term payback from those collective efforts in our third quarter performance,” said Bill Lucia, Chairman and CEO. "Revenue in the quarter was below expectations, due principally to three factors. We saw an unusual sequential mid-year decline of approximately $8 million in coordination of benefits, though COB is still up 7% year-to-date; Eliza revenue did not step up from the prior quarter run rate, which is inconsistent with their historical pattern; and our efforts to accelerate payment integrity revenue did not produce the desired results. We understand what needs to be done to boost revenue growth next quarter and have plans in place to do so.”

“The health management and member engagement platforms we acquired since the third quarter of last year significantly expand the addressable market for our services and position us to play an important role as the healthcare industry shifts more and more to the consumer perspective. We are confident the business already sold, the investments in our growth and the substantial leverage inherent in our business model will be more evident in coming quarters. The entire HMS team is committed to working diligently to ensure that measurable progress is manifested in our financial results as quickly as possible,” concluded Lucia.

Commercial revenue in the third quarter of 2017 was $67.6 million, a 16.8% increase compared to $57.9 million in the prior year third quarter and a $1.8 million or 2.6% decrease compared to the second quarter of 2017 total of $69.4 million. Commercial revenue in the third quarter included $9.9 million from Eliza Holding Corp. (“Eliza”). State government revenue was $51.6 million in the third quarter, a 2.6% decrease compared to $53.0 million in the prior year third quarter and a $6.3 million or 10.9% decrease compared to the second quarter of 2017 total of $57.9 million. Federal (including Medicare RAC) and Other revenue was $6.5 million in the third quarter, a $5.5 million decrease compared to the prior year third quarter and $0.5 million higher than the second quarter of 2017. The decline from the prior year third quarter was due primarily to Medicare RAC revenue of $0.8 million in the third quarter of 2017, compared to $5.4 million in the prior year third quarter.

Coordination of benefits (COB) revenue was $90.1 million in the third quarter of 2017, compared to $86.2 million in the prior year third quarter and $98.5 million in the second quarter of 2017. COB accounted for 71.7% of total revenue in the third quarter of 2017, compared to 70.1% in the prior year third quarter and 73.9% in the second quarter of 2017. Revenue from analytical services, which includes payment integrity (PI), Medicare RAC and health management and member engagement solutions, was $35.6 million in the third quarter of 2017, compared to $36.7 million in the prior year third quarter and $34.8 million in the second quarter of 2017. PI revenue was $23.9 million in the third quarter of 2017, compared to $31.2 million in the prior year third quarter and $26.9 million in the second quarter of 2017.

The Company’s Board of Directors has authorized the repurchase of up to $50 million of the Company’s common stock, on a discretionary basis, for a period of up to two years. The new authorization replaces a program that expired in July 2017.

"Lower-than-expected second half revenue requires a reset of our outlook for full year revenue and negates the operating margin expansion we anticipated this year, which was largely dependent upon year-over-year revenue growth. We now expect fourth quarter revenue of approximately $135-140 million, which would result in full year revenue of approximately $508-513 million. There were bright spots in our third quarter performance as we continued our expense discipline, despite ongoing investments in support of revenue growth. We also saw evidence in the quarter of the strong cash flow and solid adjusted EBITDA inherent in our business model." said Jeff Sherman, CFO. “We view share repurchases as an important component of prudent capital allocation and consistent with our overall commitment to building shareholder value. Our strong liquidity gives us the opportunity to both invest in the business, including future acquisitions, and return cash to shareholders via share repurchases pursuant to the new $50 million share buyback program authorized by our Board.”

For additional information about the Company’s preliminary third quarter 2017 financial results and an update to the Company’s full-year financial outlook, see the  Q3 2017 Investor Presentation available on the HMS Investor Relations Website at: http://investor.hms.com/events.cfm.

Webcast and Conference Call Information

HMS will report its preliminary third quarter 2017 financial and operating results via webcast at 7:30 AM CT / 8:30 AM ET on November 3, 2017. The webcast may also include discussion of HMS developments, forward-looking statements and other material information about business and financial matters. The webcast can be accessed via phone at (877) 303–7208 or (224) 357–2389 for international participants, or on the HMS Investor Relations website at http://investor.hms.com/events.cfm. The webcast will also be archived and available for replay beginning at approximately 11:00 AM CT / 12:00 PM ET on November 3, 2017 at http://investor.hms.com/events.cfm. This press release and the financial statements contained herein are also available on the HMS Investor Relations website at http://investor.hms.com/releases.cfm.

About HMS

HMS is a leading provider of cost containment solutions in the U.S. healthcare marketplace. Using innovative technology as well as extensive data services and powerful analytics, the Company delivers coordination of benefits, payment integrity, and health management and member engagement solutions to help customers recover improper payments; prevent future improper payments; reduce fraud, waste and abuse; effectively engage their members and better manage the care they receive; and ensure regulatory compliance. The Company serves commercial health plans, state government agencies, federal programs, at-risk providers, pharmacy benefit managers and employers.

Trademarks

HMS and the HMS logo are registered trademarks of HMS Holdings Corp. and/or its affiliates.  Other names may be trademarks of their respective owners.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this press release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation to the most directly comparable GAAP financial measure is set forth in the tables that accompany this press release.

The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the current periods to the prior year periods in a more consistent manner. The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations that, when viewed with GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provides a more complete understanding of the results of operations and trends affecting the Company's business. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to financial measures calculated in accordance with GAAP.

Safe Harbor Statement

The financial results in this press release reflect preliminary results, which are not final until the Company’s Form 10-Q for the quarter ended September 30, 2017 is filed with the Securities and Exchange Commission. This press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such statements reflect our current expectations, projections and assumptions about our business, the economy and future events or conditions. They do not relate strictly to historical or current facts. Forward‐looking statements can be identified by words such as “aims,” “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “likely,” “may,” “plans,” “projects,” “seeks,” “targets,” “will,” “would,” “could,” “should,” and similar expressions and references to guidance, although some forward-looking statements may be expressed differently. In particular, these include statements relating to future actions, business plans, objectives and prospects, future operating or financial performance. In addition, statements in this press release regarding our intention to repurchase shares of our common stock under the share repurchase program and expected results with respect to future share purchases are forward-looking statements subject to uncertainties. Factors or events that could cause actual results to differ may emerge from time to time and are difficult to predict. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results may differ materially from past results and those anticipated, estimated or projected. We caution you not to place undue reliance upon any of these forward-looking statements.

Factors that could cause or contribute to such differences, include, but are not limited to: our ability to execute our business plans or growth strategy; our ability to innovate, develop or implement new or enhanced solutions or services; the nature of investment and acquisition opportunities we are pursuing, and the successful execution of such investments and acquisitions; our ability to successfully integrate acquired businesses and realize synergies; variations in our results of operations; our ability to accurately forecast the revenue under our contracts and solutions; our ability to protect our systems from damage, interruption or breach, and to maintain effective information and technology systems and networks; our ability to protect our intellectual property rights, proprietary technology, information processes, and know-how; significant competition for our solutions and services; our failure to maintain a high level of customer retention or the unexpected reduction in scope or termination of key contracts with major customers; customer dissatisfaction, our non-compliance with contractual provisions or regulatory requirements; our failure to meet performance standards triggering significant costs or liabilities under our contracts; our inability to manage our relationships with information and data sources and suppliers; reliance on subcontractors and other third party providers and parties to perform services; our ability to continue to secure contracts and favorable contract terms through the competitive bidding process and to prevail in protests or challenges to contract awards; pending or threatened litigation; unfavorable outcomes in legal proceedings; our success in attracting qualified employees and members of our management team; our ability to generate sufficient cash to cover our interest and principal payments under our revolving credit facility, or to borrow, obtain financing, maintain liquidity or use credit; unexpected changes in our effective tax rates; unanticipated increases in the number or amount of claims for which we are self-insured; our ability to successfully remediate material weaknesses in our internal control over financial reporting; changes in the U.S. healthcare environment or healthcare financing system, including regulatory, budgetary or political actions that affect procurement practices and healthcare spending; our failure to comply with applicable laws and regulations governing individual privacy and information security or to protect such information from theft and misuse; negative results of government or customer reviews, audits or investigations; state or federal limitations related to outsourcing or certain government programs or functions; restrictions on bidding or performing certain work due to perceived conflicts of interests; the market price of our common stock and lack of dividend payments; and anti-takeover provisions in our corporate governance documents; and other factors, risks and uncertainties described in our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission. Any forward-looking statements are made as of the date of this press release. Except as may be required by law, we disclaim any obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Dennis Oakes
SVP, Investor Relations
dennis.oakes@hms.com
212-857-5786

Media Contact:

Elizabeth Bonet
Sr. Director, Communications
Elizabeth.bonet@hms.com
972-894-8405

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
Revenue	$125,673	$122,860	$372,719	$364,130
Cost of services:
Compensation	49,012	48,298	149,784	142,042
Data processing	12,067	9,541	33,131	28,269
Occupancy	4,332	3,388	12,109	10,647
Direct project expenses	9,548	10,997	30,092	36,952
Other operating expenses	7,446	8,465	21,212	20,649
Amortization of acquisition related software and intangible assets	8,167	6,390	21,825	20,416
Total cost of services	90,572	87,079	268,153	258,975
Selling, general and administrative expenses	22,240	23,131	73,400	66,245
Total operating expenses	112,812	110,210	341,553	325,220
Operating income	12,861	12,650	31,166	38,910
Interest expense	(3,109)	(2,121)	(7,734)	(6,313)
Interest income	14	105	201	215
Income before income taxes	9,766	10,634	23,633	32,812
Income taxes	3,394	(3,412)	9,302	4,326
Net income	$6,372	$14,046	$14,331	$28,486

Basic income per common share:
Net income per common share -- basic	$0.08	$0.17	$0.17	$0.34
Diluted income per common share:
Net income per common share -- diluted	$0.07	$0.17	$0.17	$0.33
Weighted average shares:
Basic	83,923	84,101	83,778	84,338
Diluted	85,730	84,853	85,586	85,993

Note: Certain amounts in the 2016 periods presented in the accompanying financial statements have been adjusted to reflect the retrospective application required by the early adoption of ASU No. 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, (“ASU 2016-09”) related to the recognition of excess tax benefits in the provision for income taxes and the cash flow presentation of share-based compensation.

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	September 30, 2017	December 31, 2016
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$79,484	$175,999
Accounts receivable, net of allowance of $11,276 and $10,772,
at September 30, 2017 and December 31, 2016, respectively	178,700	173,582
Prepaid expenses	14,369	13,699
Income tax receivable	6,085	3,354
Deferred financing costs, net	1,227	-
Other current assets	289	1,001
Total current assets	280,154	367,635
Property and equipment, net	95,034	92,167
Goodwill	485,540	379,716
Intangible assets, net	98,090	37,797
Deferred financing costs, net	-	2,790
Other assets	2,403	2,650
Total assets	$961,221	$882,755

Liabilities and Shareholders' Equity
Current liabilities:
Revolving credit facility	$240,000	$-
Accounts payable, accrued expenses and other liabilities	47,484	59,402
Estimated liability for appeals	30,754	30,755
Total current liabilities	318,238	90,157
Long-term liabilities:
Revolving credit facility	-	197,796
Net deferred tax liabilities	41,441	22,717
Deferred rent	4,883	5,427
Other liabilities	9,275	10,048
Total long-term liabilities	55,599	235,988
Total liabilities	373,837	326,145

Shareholders' equity:
Preferred stock -- $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common stock -- $0.01 par value; 175,000,000 shares authorized;
96,492,808 shares issued and 84,078,730 shares outstanding at September 30, 2017;
95,966,852 shares issued and 83,552,774 shares outstanding at December 31, 2016	965	959
Capital in excess of par value	361,462	345,025
Retained earnings	340,441	326,110
Treasury stock, at cost: 12,414,078 shares at September 30, 2017 and December 31, 2016	(115,484)	(115,484)

Total shareholders' equity	587,384	556,610

Total liabilities and shareholders' equity	$961,221	$882,755

HMS HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Nine Months Ended September 30,

	2017	2016
Operating activities:
Net income	$14,331	$28,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	20,599	18,875
Amortization of intangible assets	15,947	15,101
Amortization of deferred financing costs	1,563	1,563
Stock-based compensation expense	16,761	10,747
Deferred income taxes	(726)	(5,902)
(Gain) / Loss on disposal of assets	-	(970)
Change in fair value of contingent consideration	2,450	-
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	5,630	8,534
Prepaid expenses	757	(1,905)
Other current assets	712	2,579
Other assets	163	(38)
Income taxes receivable / (payable)	(2,731)	(15,368)
Accounts payable, accrued expenses and other liabilities	(20,357)	(2,584)
Estimated liability for appeals	(1)	(2,896)
Net cash provided by operating activities	55,098	56,222
Investing activities:
Acquisition of a business, net of cash acquired	(171,174)	(20,910)
Proceeds from sale of cost basis investment	-	2,496
Purchases of property and equipment	(11,656)	(8,796)
Investment in capitalized software	(10,664)	(4,910)
Net cash used in investing activities	(193,494)	(32,120)
Financing activities:
Proceeds from exercise of stock options	2,580	2,940
Payments of tax withholdings on behalf of employees for net-share settlement for stock-based compensation	(2,898)	(1,090)
Payments on capital lease obligations	(5)	(43)
Proceeds from revolving credit facility	42,204	-
Net cash provided by financing activities	41,881	1,807
Net (decrease) / increase in cash and cash equivalents	(96,515)	25,909
Cash and Cash Equivalents
Cash and cash equivalents at beginning of year	175,999	145,610
Cash and cash equivalents at end of period	$79,484	$171,519

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$12,317	$19,478
Cash paid for interest	$5,819	$4,597

Supplemental disclosure of non-cash activities:
Change in balance of accrued property and equipment purchases	$(414)	$(176)

HMS HOLDINGS CORP. AND SUBSIDIARIES
(in thousands, except per share amounts)
(unaudited)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

As summarized in the following table, earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and non-recurring legal fees (adjusted EBITDA) was $34.1 million for the third quarter of 2017.

	Three months ended September 30,

	2017	2016
Net Income	$6,372	$14,046

Net interest expense	3,095	2,016
Income taxes	3,394	(3,412)
Depreciation and amortization of property and equipment and intangible assets	13,879	11,106

Earnings before interest, taxes, depreciation and amortization (EBITDA)	26,740	23,756
Stock based compensation expense	7,381	2,102
Non-recurring legal fees	—	—
Adjusted EBITDA	$34,121	$25,858

As summarized in the following table, earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, and non-recurring legal fees (adjusted EBITDA) was $84.5 million for the first nine months of 2017.

	Nine months ended September 30,

	2017	2016
Net Income	$14,331	$28,486

Net interest expense	7,533	6,098
Income taxes	9,302	4,326
Depreciation and amortization of property and equipment and intangible assets	36,546	33,976

Earnings before interest, taxes, depreciation and amortization (EBITDA)	67,712	$72,886
Stock based compensation expense	16,761	10,747
Non-recurring legal fees	—	1,563
Adjusted EBITDA	$84,473	$85,196

Note: Certain amounts in the 2016 periods presented in the reconciliations have been adjusted to reflect the retrospective application required by the early adoption of ASU No. 2016-09 related to the recognition of excess tax benefits in the provision for income taxes and the cash flow presentation of share-based compensation.

HMS HOLDINGS CORP. AND SUBSIDIARIES
(in thousands, except per share amounts)
(unaudited)

Reconciliation of Net Income to GAAP EPS (Diluted) and Adjusted EPS (Diluted)

As summarized in the following table, diluted earnings per share adjusted for stock-based compensation expense, non-recurring legal fees, amortization of acquisition related software and intangible assets and for the related taxes (adjusted EPS) was $0.19 for the third quarter of 2017.

	Three months ended September 30,

	2017	2016
Net Income	$6,372	$14,046

Stock-based compensation expense	7,381	2,102
Non-recurring legal fees	—	—
Amortization of acquisition related software and intangible assets	8,167	7,015
Income tax related to adjustments (1)	(5,815)	(2,644)

Adjusted net income	$16,105	$20,519

Weighted average common shares, diluted	85,730	84,853

Diluted GAAP EPS	$0.07	$0.17
Diluted adjusted EPS	$0.19	$0.24

As summarized in the following table, diluted earnings per share adjusted for stock-based compensation expense, non-recurring legal fees, amortization of acquisition related software and intangible assets and for the related taxes (adjusted EPS) was $0.45 for the first nine months of 2017.

	Nine months ended September 30,

	2017	2016
Net Income	$14,331	$28,486

Stock-based compensation expense	16,761	10,747
Non-recurring legal fees	—	1,563
Amortization of acquisition related software and intangible assets	21,825	21,041
Income tax related to adjustments (1)	(14,431)	(12,223)

Adjusted net income	$38,486	$49,614

Weighted average common shares, diluted	85,586	85,993

Diluted GAAP EPS	$0.17	$0.33
Diluted adjusted EPS	$0.45	$0.58

[1] Tax effect of adjustments is computed as the pre-tax effect of the adjustments multiplied by the annual effective tax rate.